     Filed pursuant to Rule 433
dated November 18, 2009
Relating to
Preliminary Pricing Supplement dated November 18, 2009 to
Prospectus Supplement dated November 18, 2009 and
Prospectus dated November 26, 2008
Registration Statement No. 333-155732

Pricing Term Sheet for 5.375% Secured Medium-Term Notes, Series G due 2039

PUBLIC SERVICE ELECTRIC AND GAS COMPANY (PSE&G)
 Secured Medium-Term Notes, Series G

Issuer: Public Service Electric and Gas Company	Interest Payment Dates: May 1 and November 1,
Trade Date: November 18, 2009	commencing May 1, 2010
Original Issue Date/Settlement Date: November 24,	Redemption: As specified in Preliminary Pricing
2009, which is the fourth business day following	Supplement dated November 18, 2009. Make Whole
the Trade Date. Accordingly, purchasers who	to be determined at a discount rate equal to the
wish to trade the notes on the date hereof will be	Treasury Rate plus 20 basis points.
required, because the notes will not initially settle	Maturity Date: November 1, 2039
in T+3, to specify an alternative settlement date	CUSIP: 74456QAU0
at the time of such trade to prevent a failed	Joint Book-Running Managers:
settlement and should consult their own	Scotia Capital (USA) Inc. ($87,500,000)
advisors.	Wells Fargo Securities, LLC ($87,500,000)
Principal Amount: $250,000,000	Senior Co-Managers:
Price to Public: 99.679% of Principal Amount, plus	Deutsche Bank Securities Inc. ($31,250,000)
accrued interest, if any, from November 24, 2009 if	Goldman, Sachs & Co. ($31,250,000)
settlement occurs after that date	Co-Manager:
Interest Rate: 5.375% per annum	Toussaint Capital Partners, LLC ($12,500,000)

The issuer has filed a registration statement (including a prospectus, a prospectus supplement and a preliminary pricing supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and the preliminary pricing supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you these documents if you request them by calling Scotia Capital (USA) Inc. toll free at 1-800-372-3930 or Wells Fargo Securities, LLC toll free at 1-800-326-5897.